Exhibit 23.1
Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Escalon Medical Corp. on Form S-3 (Nos. 333-157174, 333-44513, and 333-114332) and Form S-8 (Nos. 33-54994, 33-80162, 333-31138, 333-54980, and 333-83392) of our report on September 30, 2024, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Escalon Medical Corp. as of June 30, 2024 and for the year ended June 30, 2024 which report is included in this Annual Report on Form 10-K of Escalon Medical Corp. for the year ended June 30, 2024.

/s/ Marcum LLP

Marcum LLP
Marlton, New Jersey
September 30, 2024